CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 13, 2000, relating to the financial statements and financial highlights which appears in the September 30, 2000 Annual Report to Shareholders of Baron Asset Fund (comprising, respectively, Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund and Baron iOpportunity Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
------------------------------
    PricewaterhouseCoopers LLP

New York, New York
January 11, 2001